Exhibit 10.2

Execution Version

AMENDMENT NO. 4

TO SECOND LIEN CREDIT AGREEMENT

This AMENDMENT NO. 4 TO SECOND LIEN CREDIT AGREEMENT, dated as of April 6, 2020 and effective as of December 31, 2019 (this “Amendment”), is by and among TELIGENT, INC., a Delaware corporation (the “Borrower”), its Subsidiaries signatory hereto, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), ARES CAPITAL CORPORATION, a Maryland corporation (“ARCC”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement (as defined below).

WHEREAS, the Administrative Agent, Lenders, Borrower and other Credit Parties have entered into financing arrangements pursuant to which the Lenders (or Administrative Agent on behalf of the Lenders) have made and may make Loans and provide other financial accommodations to Borrower as set forth in (i) the Second Lien Credit Agreement, dated as of December 13, 2018, as amended by that certain Amendment No. 1 to Second Lien Credit Agreement, dated as of February 8, 2019, as amended by that certain Amendment No. 2 to Second Lien Credit Agreement, dated as of July 18, 2019 and effective as of July 29, 2019, as amended by that certain Consent and Amendment No. 3 to Second Lien Credit Agreement, dated as of October 31, 2019 (as in effect prior to the effectiveness of this Amendment, the “Credit Agreement”, and as the same is further amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among the Administrative Agent, Lenders, Borrower and other Credit Parties and (ii) the other Credit Documents, including, without limitation, this Amendment;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement, as provided more fully herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Credit Agreement. Subject to the conditions to effectiveness set forth in Section 3 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 2 hereof, pursuant to Section 12.01 of the Credit Agreement and subject to the terms and conditions herein, the Credit Agreement is hereby amended as set forth below in this Section 1.

1.01.       Section 1.1 of the Credit Agreement is hereby amended:

(a)          by inserting the following new definitions in correct alphabetical order:

“‘Ares’ shall have the meaning set forth in the recitals to this Agreement.”

“‘Amendment No. 4 Closing Date’ shall mean April 6, 2020.

“‘Liquidity’ shall mean, at any time, Availability (as defined in the First Lien Credit Agreement), plus unrestricted cash and Cash Equivalents of any Credit Party that is on deposit in deposit accounts or in securities accounts, or any combination thereof, and which such deposit accounts and/or securities accounts are the subject of a Control Agreement.”

“‘PIK Amount’ shall have the meaning set forth in Section 2.08(f).”

“‘PIK Extension Event’ means the date on which the Borrower shall have received (a) a warning letter close-out letter from the FDA (and provided a copy thereof to the Administrative Agent) for the corrective actions undertaken by the Borrower in response to the FDA’s warning letter dated as of November 26, 2019 and (b) a written recommend approval decision from the FDA (and provided a copy thereof to the Administrative Agent) in connection with the FDA’s preapproval inspection for the Line Project.”

“‘Warrant Holder’ shall mean each of the Lenders hereunder.”

“‘Warrants’ shall mean the warrants and related documentation issued to the Warrant Holder equal to 10.00% of the fully diluted shares outstanding of common stock of Borrower.”

(b)          by amending and restating the following definitions:

“‘Applicable Margin’ shall mean (a) from the Closing Date until the Amendment No. 4 Closing Date, a percentage per annum equal to, with respect to Loans, (i) that are Eurodollar Loans, 8.75 percentage points and (ii) that are ABR Loans, 7.75 percentage points and (b) from and including the Amendment No. 4 Closing Date to the Maturity Date, a percentage per annum equal to, with respect to Loans, (i) that are Eurodollar Loans, 13.00 percentage points and (ii) that are ABR Loans, 12.00 percentage points.”

“‘ABR’ shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of one percentage point (c) the Eurodollar Rate with a term of one month plus one percentage point, and (d) (i) from the Closing Date until the Amendment No. 4 Closing Date, 2.00% per annum and (ii) from and including the Amendment No. 4 Closing Date, 2.50% per annum. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.”

“‘Consolidated Adjusted EBITDA’ shall mean, for a specified period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to

(a)               Consolidated Net Income,

plus

(b)               to the extent deducted in calculating Consolidated Net Income for such period, the sum of, without duplication, amounts for:

(i)              Consolidated Interest Expense (net of interest income),

(ii)             provisions for Taxes based on income,

(iii)            total depreciation expense,

(iv)            total amortization expense,

(v)             other non-cash charges reducing Consolidated Net Income (excluding any such non cash item (x) to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or (y) relating to a write-down, write off or reserve with respect to Receivables),

(vi)             losses on asset sales, disposals or abandonments, including derivative liabilities or losses related to the 2023 Convertible Notes (other than (i) of current assets and (ii) asset sales, disposals or abandonments in the ordinary course of business),

(vii)          fees and expenses incurred in connection with (i) the consummation of the Transactions on the Closing Date, in an aggregate amount not to exceed $1,500,000 and (ii) the development, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to this Agreement and the First Lien Agreement, in an aggregate amount not to exceed $1,500,000, in each case, to the extent disclosed to Administrative Agent,

(viii)        fees and expenses incurred in connection with a Permitted Acquisition, a permitted Disposition or the refinancing or redemption of Indebtedness pursuant to Section 9.01(b) to the extent disclosed to Administrative Agent, provided, to the extent such transactions have not been consummated, in an amount not greater than $1,000,000 in the aggregate,

(ix)             foreign exchange losses,

(x)              legal fees and expenses incurred in connection with litigation and arbitration matters as agreed from time to time by the Company and Administrative Agent,

(xi)             fees and expenses incurred in connection with compliance with NASDAQ listing standards, in an amount not to exceed $250,000, and

(xii)          losses attributed to failure to supply penalties in an amount not to exceed (i) $2,000,000 for such losses incurred for the twelve-month period ending on December 31, 2019 and (ii) $0 for any losses after December 31, 2019;

minus

(c)               to the extent included in calculating Consolidated Net Income for such period, the sum of, without duplication, amounts for:

(i)              other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period),

(ii)             gains on asset sales, disposals or abandonments (other than (A) of current assets and (B) asset sales, disposals or abandonments in the ordinary course of business),

(iii)            foreign exchange gains;

(iv)            extraordinary gains and income; and

(v)             gains related to the 2023 Convertible Notes;

provided; however, for purposes of determining the Total Net Leverage Ratio, Consolidated Adjusted EBITDA shall be determined on a Pro Forma Basis;

provided; further, that, notwithstanding the foregoing, the amount of Consolidated Adjusted EBITDA that is attributable to revenues from customers located in countries other than the United States and Canada shall not exceed 15% of the Consolidated Adjusted EBITDA of Borrower and its Subsidiaries on a consolidated basis for any specified period, except to the extent such revenues are actually distributed to the Borrower or any other Credit Party.”

“‘Eurodollar Rate’ shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) (i) from the Closing Date until the Amendment No. 4 Closing Date, 1.00% per annum and (ii) from and including the Amendment No. 4 Closing Date to the Maturity Date, 1.50% per annum and (b) an amount equal to (i) the rate per annum appearing on Bloomberg Professional Service Page BBAN1 offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) business days prior to the first day of such interest period for a term comparable thereto; multiplied by (ii) the Statutory Reserve Rate. If for any reason the rate referred to in clause (b)(i) is not available, for any such interest period, such rate will be (x) a comparable successor or alternative interbank rate for deposits in Dollars that it, at such time, broadly accepted by the loan market in lieu of the Eurodollar Rate and is reasonably acceptable to the Administrative Agent in consultation with the Borrower or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Agent may reasonably determine in light of prevailing market practices and is reasonably acceptable to the Borrower; provided that, to the extent a successor or alternative index rate cannot be agreed upon in accordance with clause (x) or (y) above within five (5) Business Days after the Eurodollar Rate becomes unavailable, all Loans hereunder will be deemed to be ABR Loans (and shall bear interest accordingly) for purposes of the definition of “Applicable Margin” and Section 2.10, until such time as an alternative rate can be agreed upon in accordance with clause (x) or (y).”

“‘Net Proceeds’ shall mean (a) in respect of a Disposition or Casualty Event, cash proceeds as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of a Casualty Event, net of: (i) in the event of a Disposition (w) the direct costs relating to such Disposition, (x) sales, use or other transaction Taxes actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next 12 months in connection with such proceeds provided, that if, after the expiration of the twelve-month period, the amount of estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Proceeds under Section 5.02 and, subject to Section 5.02(k), be immediately applied to the prepayment of the Obligations in accordance with Section 5.02(f), (y) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and (z) with respect to a Disposition, any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by any Credit Party or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (ii) in the event of a Casualty Event, (x) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (y) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (b) in respect of any incurrence of Indebtedness, cash proceeds, net of underwriting discounts and out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower. in respect of any incurrence of Indebtedness, cash proceeds, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.”

“‘Net Revenue’ means, for any period, (a) Credit Parties’ gross revenues during such period, less (b)(i) trade, quantity and cash discounts allowed by a Credit Party, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by a Credit Party in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the ordinary course of business (and not, for the avoidance of doubt, revenues from extraordinary, non-recurring or unusual events).”

“‘PIK Termination Date’ shall mean the earlier to occur of (i) the date upon which Borrower has provided financial statements to the Administrative Agent in compliance with Section 8.01 demonstrating twelve-months of revenue of at least $125,000,000 and (ii) (a) the second anniversary of the Closing Date or (b) solely to the extent the PIK Extension Event has occurred, the third anniversary of the Closing Date.”

1.02       Section 2.08(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) On each of the ABR Interest Payment Date or Eurodollar Interest Payment Date, as applicable, Borrower shall pay all accrued and unpaid interest on the Term Loans by, at Borrower’s option (upon advanced written notice to Administrative Agent, in form and substance as addressed below, and as permitted under the First Lien Loan Documents), either (x) paying all such accrued interest in cash or (y) (i) until the PIK Termination Date, paying all such accrued interest by increasing the then aggregate outstanding principal amount of the applicable Term Loans by the amount of such accrued and unpaid interest on such Term Loans and (ii) after the PIK Termination Date paying all such accrued interest except the PIK Amount (as defined below) in cash and paying the PIK Amount by increasing the then aggregate outstanding principal amount of the Term Loans by the PIK Amount (any such amount that is added to the outstanding principal amount of the Term Loans pursuant to subclauses (i) or (ii) under this clause (y), “PIK Interest”). Notwithstanding the foregoing, in the event the PIK Termination Date is determined in accordance with clause (ii)(a) of the definition thereof, and one, but not, both of the conditions set forth in the definition of PIK Extension Event has occurred on or prior to the second anniversary of the Closing Date, then, solely to the extent both conditions set forth in the definition PIK Extension Event occur prior to the third anniversary of the Closing Date, Borrower may elect to pay all such accrued interest by increasing the then aggregate outstanding principal amount of the applicable Term Loans by the amount of such accrued and unpaid interest on such Term Loans from the date immediately following the PIK Extension Event until the third anniversary of the Closing Date. “PIK Amount” shall mean a portion of the interest accruing on the outstanding principal amount of the Term Loans at a rate of up to 4.25% per annum. On or prior to the first interest payment date after the (i) Closing Date and (ii) the PIK Termination Date, the Borrower shall deliver a written notice, which such notice may be in the form of electronic mail (the “PIK Notice”), to the Administrative Agent specifying whether the Borrower will elect to pay PIK Interest by increasing the then aggregate outstanding principal amount of the Loans in accordance with clause (y) above. On each subsequent interest payment date, unless a new PIK Notice has been delivered to the Administrative Agent on or prior to such interest payment date, the Borrower is deemed to have made the election set forth in the most recently delivered PIK Notice. All accrued, but unpaid Interest shall be payable in cash on the Maturity Date.

1.03       Section 5.02(a)-(b) and (f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)       Concurrently with the receipt by any Credit Party of any proceeds from any Disposition pursuant to Section 9.04(k), the Borrower shall (i) (x) subject to compliance with Section 8.17 of the First Lien Credit Agreement~~,~~ be permitted to retain such Net Proceeds and/or (y) apply Net Proceeds to First Lien Indebtedness as a mandatory prepayment under Section 5.02(b) of the First Lien Credit Agreement,  in each case of clause (x) and (y), until the Credit Parties have a maximum amount of Liquidity equal to $10,000,000 and (ii) thereafter, apply the remaining Net Proceeds to prepay the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds from such Disposition, to be applied as set forth in Section 5.02(f). Nothing in this Section 5.02(a) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.”

“(b)       Concurrently with the receipt by any Credit Party of any Net Proceeds from any Casualty Event, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Proceeds, to be applied as set forth in Section 5.02(f).”

“(f)       Subject to Section 5.02(i), amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 5.02, other than under subsection (l) of this Section, shall be applied, first, to the prepayment of the Term Loans, together with any accrued and unpaid interest thereon, until such Term Loans are repaid in full and, second, to the prepayment of any other outstanding Obligations. Each prepayment of the Loans under this Section 5.02, other than under subsection (l) of this Section, shall be accompanied by accrued interest to the date of such prepayment on the principal amount prepaid and the Prepayment Premium or Make-Whole Premium, as applicable; notwithstanding the foregoing, from the Amendment No. 4 Closing Date until on or before December 13, 2020, each prepayment of the Loans made pursuant to Section 5.02(a) shall not be subject to the Make-Whole Premium, but shall instead be subject a prepayment fee of 2.00% on the principal amount prepaid.”

1.04       Section 8.01(a) and (c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month, (i) (x) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month, and (y) unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, in each case, including in comparative form the figures for the corresponding month in the preceding fiscal year of Borrower, and year-to-date portion of, the immediately preceding fiscal year of Borrower, (ii) a schedule of Consolidated Adjusted EBITDA for the year-to-date portion of such fiscal year ending concurrently with such month, including, in comparative form Consolidated Adjusted EBITDA for the same year-to-date period in the immediately preceding fiscal year and (iii) a monthly Liquidity forecast in a form reasonably acceptable to Administrative Agent, together with a certification from an Authorized Officer of Borrower, that Borrower is in compliance with the minimum Liquidity requirement set forth in Section 9.13(d) in a form reasonably acceptable to Administrative Agent.”

“(c) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of the fiscal year of Borrower ending December 31, 2019 and within ninety (90) days after the end of each fiscal year of Borrower thereafter, (i) copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion of Deloitte or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) not be subject to any “going concern” exception (except with respect to the opinion delivered in connection with the fiscal year ending December 31, 2019) or any qualifications or exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported and (ii) a schedule of Consolidated Adjusted EBITDA for such fiscal year, including, in comparative form for the same year to date period in the immediately preceding fiscal year.”

1.05       Section 8.01 of the Credit Agreement is hereby amended by inserting a new clause (q) as follows:

“(q) Cash Flow Forecast. Commencing in the week of April 6, 2020, on or prior to the close of business on the Wednesday of such week and each week thereafter, the Borrower shall deliver to the Administrative Agent a thirteen-week cash flow forecast detailing cash receipts and cash disbursements as of the end of the prior week, and, commencing with the second such forecast, a variance analysis against the immediately preceding forecast, all in reasonable detail and duly certified by an Authorized Officer of the Borrower as having been prepared in good faith based on assumptions believed to be fair and reasonable in light of the conditions existing at the time of delivery of such forecast.”

1.06       Section 8 of the Credit Agreement is hereby amended by inserting a new Section 8.16 as follows:

“SECTION 8.16 Board Observation.

(d)               Meetings. Until such time as all Obligations incurred hereunder are paid in full in accordance with the terms of this Agreement, Ares shall be entitled to have one of its employees (the “Ares Designee”) present (whether in person or by telephone) at all physical and telephonic meetings of the Board of Directors. The Ares Designee shall not be entitled to vote at such meetings. Ares may be excluded from certain confidential “closed sessions” of the Board of Directors would jeopardize the attorney client privilege, confidentiality provisions binding the Borrower or any other Credit Party or if information is being discussed at such meeting relates to any of the Borrower’s or its Subsidiaries’ strategy, negotiating positions or similar matters relating to any of the Lenders or directly relating to any refinancing or replacement of the Obligations.

(e)               Notices and other Information. The Borrower shall send to Ares at the same time such materials distributed by or to the members of any Board of Directors, all of the notices, information and other materials that are distributed to the members of the Board of Directors, including, without limitation, copies of the minutes of all meetings of the Board of Directors and all notices, information and other materials that are distributed by or to the members of the Board of Directors with respect to the meetings of the Board of Directors, but excluding any notices, information or other materials distributed by or to members of the Board of Directors, if the Board of Directors determines that receipt of such materials by Ares would jeopardize the attorney client privilege, confidentiality provisions binding the Borrower or any other Credit Party or if information is being discussed at such meeting or disclosed in such materials relating to any of the Borrower’s or its Subsidiaries’ strategy, negotiating positions or similar matters relating to any of the Lenders or directly relating to any refinancing or replacement of the Obligations. Any material provided to stockholders of the Borrower in connection with any meetings of stockholders shall also be provided to Ares. Upon the request of Ares, Borrower shall refrain from sending such notices, information and other materials to Ares for so long as Ares, shall request.

(f)                Consent in lieu of Meetings. If the Borrower proposes to take any action by written consent in lieu of a meeting of the Board of Directors, the Borrower, shall give notice thereof to Ares at the same time and in the same manner as notice is given to the members of the Board of Directors.

(g)               Expenses. Promptly upon receipt of a written demand (including documentation supporting such demand) from Ares, the Borrower shall reimburse Ares for the reasonable documented out-of-pocket expenses of the Ares Designee incurred in connection with the attendance at such meetings of the Board of Directors of the Borrower on a basis consistent with its reimbursement policies for its Board of Directors.”

1.07       Section 9.02 of the Credit Agreement is hereby amended by including the following at the end thereof:

“Notwithstanding anything to the contrary contained in this Section 9.02, commencing on the Amendment No. 4 Effective Date, the Credit Parties and each its Subsidiaries shall not in any event license in any manner any assets (including intellectual property) without the prior written consent of the Required Lenders.”

1.08       Section 9.04(k) of the Credit Agreement is hereby amended by and restated in its entirety as follows:

“(k) is a Disposition of (i) all or substantially all of the Canadian business of the Company and its Subsidiaries or the Equity Interests in Teligent Canada so long as (x) the purchase price therefor is not less than an amount separately agreed by the Company and Administrative Agent and (y) not less than at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with such Disposition or (ii) at the time of such Disposition, (x) no Event of Default has occurred and is continuing, (y) not less than at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with such Disposition and (z) the aggregate fair market value of all assets so sold shall not exceed $2,500,000 in the aggregate; or”

1.09       Section 9.04 of the Credit Agreement is hereby amended by including the following at the end thereof:

“Notwithstanding anything to the contrary contained in this Section 9.04, commencing on the Amendment No. 4 Effective Date, the Credit Parties and each its Subsidiaries shall not utilize clauses (k)(ii) and shall not in any event license in any manner any assets (including intellectual property) without the prior written consent of the Required Lenders.”

1.10       Section 9.13(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Minimum Net Revenue. The Net Revenue of the Credit Parties on a consolidated basis to be less than the corresponding amount set forth in the Net Revenue Level column for the corresponding Test Period as set forth in the below chart:

Test Period	Net Revenue Level
4 quarters ending March 31, 2020	$59,000,000
4 quarters ending June 30, 2020	$55,000,000
4 quarters ending September 30, 2020	$54,000,000
4 quarters ending December 31, 2020	$57,000,000

1.10       Section 9.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Consolidated Adjusted EBITDA. The Consolidated Adjusted EBITDA, as of the last day of each Test Period set forth below, to be less than the amount set forth below opposite such measurement date:

Test Period	Consolidated Adjusted EBITDA
4 quarters ending March 31, 2021	$10,000,000
4 quarters ending June 30, 2021	$10,000,000
4 quarters ending September 30, 2021	$10,500,000
4 quarters ending December 31, 2021	$10,500,000
4 quarters ending March 31, 2022	$10,500,000
4 quarters ending June 30, 2022	$11,000,000
4 quarters ending September 30, 2022	$13,000,000
4 quarters ending December 31, 2022	$14,500,000

1.11        Section 9.13(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Minimum Liquidity. The Liquidity of the Credit Parties on a consolidated basis to be less than $4,000,000 at any time.”

1.12       Section 10.01(c) of the Credit Agreement is hereby amended by amending and restating clause (i) in its entirety as follows:

“(c)       Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under (i) Section 8.01(a) – (d), Section 8.01(e)(i)-(iii), Section 8.01(g), 8.01 (q), Section 8.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 10.01(d)), Section 8.03, Section 8.05(a), Section 8.10, Section 8.11(b), Section 8.11(c), Section 8.12, 8.16, Article IX or the Fee Letter (other than any payment obligations under the Fee Letter which shall instead be subject to Section 10.01(a)(iii)) or (ii) Section 8.01(e)(iv), Section 8.01(f), Section 8.01(h), Section 8.01(o) and such default shall continue unremedied for a period of five (5) Business Days after the earlier of (x) any officer of any Credit Party shall first have knowledge thereof or (y) any Credit Party receives written notice from the Administrative Agent or the Required Lenders in respect thereof.”

1.13       Section 12.06(b) of the Credit Agreement is hereby amended by amending and restating clause (i) in its entirety as follows:

“(i)       Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) (each, an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and provided further, that no consent of the Borrower shall be required for any assignment hereunder.”

Section 2. Representations and Warranties. Each Credit Party, jointly and severally, hereby represents and warrants to the Lenders and the Administrative Agent as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof:

2.01        No Default. At and as of the date of this Amendment and both prior to and after giving effect to this Amendment, no Default or Event of Default is continuing.

2.02       Representations and Warranties True and Correct. At and as of the date of this Amendment and both prior to and after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and other Credit Documents is true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

2.03       Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and the Amended Credit Agreement constitute the valid and binding agreements of such Credit Party enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

2.04       No Violation. The execution, delivery and performance by any Credit Party of this Amendment and the performance of the Amended Credit Agreement, and compliance with the terms and provisions thereof, will not (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Permitted Liens and Liens created under the Credit Documents) pursuant to (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts Obligation, in the case of either clause (ii)(A) or (ii)(B), to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

Section 3. Conditions. This Amendment shall not become effective until each of the following conditions is satisfied (or waived by the Required Lenders):

3.01 The Administrative Agent shall have received counterparts of this Amendment duly executed by each Credit Party signatory hereto and each other relevant party to this Amendment;

3.02 The representations and warranties contained in Section 2 hereof shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

3.03 Liquidity shall not be less than $4,000,000;

3.04       The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, the Warrants executed by Borrower and each other relevant party thereto. The Administrative Agent shall have received a certificate for each Credit Party, dated as of the date hereof, duly executed and delivered by such Credit Party’s General Counsel, other duly authorized officer, managing member or general partner, as applicable, as to:

(i)                 resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Amendment and Warrants applicable to such Person and the execution, delivery and performance of the Amendment and Warrants, in each case, to be executed by such Person;

(ii)              the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to the Amendment and Warrants to be executed by such Person;

(iii)            each such Person’s Organization Documents, as amended, modified or supplemented as of the date hereof, with the certificate or articles of incorporation or formation certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(iv)             certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the date hereof, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (B) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the date hereof, such certificates to be issued by the appropriate officer of the jurisdictions where such Credit Party is qualified to do business as a foreign entity and conducts material business operations, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions, which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of a General Counsel, other duly authorized officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k) of the Credit Agreement.

3.05 The Administrative Agent shall have received, for its own account, the fees, costs and expenses due and payable to it pursuant to Section 5.01 hereof and Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date hereof; and

3.06 The Administrative Agent shall have received counterparts of the Amendment No. 2 to First Lien Credit Agreement duly executed by each Credit Party signatory thereto and each other relevant party thereto.

Section 4. Post-Closing Covenant. On or before June 1, 2020, the Borrower shall cause the number of authorized shares of Common Stock (as defined in the Warrant) to be an amount that is sufficient to cover the maximum number of shares of Common Stock issuable upon the exercise of the Warrant. Thereafter, the Borrower shall at all times reserve and keep available out of its authorized but unissued Common Stock or treasury shares, solely for the purpose of issuance upon the exercise of the Warrant, the maximum number of shares of Common Stock issuable upon the exercise of the Warrant.. A breach of this covenant shall be an immediate Event of Default.

Section 5. Miscellaneous.

5.01 Fees and Expenses. The Borrower agrees and acknowledges that all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Amendment, including the reasonable fees, disbursements and other charges of one counsel, shall be paid by the Credit Parties to the Administrative Agent.

5.02 No Waiver or Modification. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any other Credit Document or constitute a course of conduct or dealing among the parties. The Administrative Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as expressly amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

5.03 Credit Document. This Amendment shall constitute a Credit Document under and as defined in the Amended Credit Agreement. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

5.04 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.05 Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.06 Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

5.07 Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement.

5.08 Integration. This Amendment, the Amended Credit Agreement, and the other Credit Documents incorporate all negotiations of the parties hereto with respect to the subject matter hereof and thereof and are the final expression and agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof. This Amendment, the Amended Credit Agreement, and the other Credit Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof or thereof not expressly set forth or referred to herein or therein.

5.09 Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Credit Document to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Credit Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

5.10 Release of Claims. In consideration of the Lenders’ and Administrative Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharges the Lenders and the Administrative Agent and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against the Administrative Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions prior to the date hereof of the Administrative Agent, any Lender or any other Released Person relating to the Amended Credit Agreement, any other Credit Document or the Warrants.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	TELIGENT, INC.

	By:	/s/ Damian Finio
		Name:	Damian Finio
		Title:	Chief Financial Officer

GUARANTORS:	IGEN, INC.

	By:	/s/ Damian Finio
		Name:	Damian Finio
		Title:	Chief Financial Officer

TELIGENT PHARMA, INC.

	By:	/s/ Damian Finio
		Name:	Damian Finio
		Title:	Chief Financial Officer

[Signature Page to Amendment No. 4 to Second Lien Credit Agreement]

ADMINISTRATIVE AGENT AND A LENDER:	ARES CAPITAL CORPORATION,
a Maryland corporation

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Authorized Signatory

[Signature Page to Amendment No. 4 to Second Lien Credit Agreement]

LENDERS:	ACF FINCO I LP,
a Delaware limited partnership

	By:	/s/ Oleh Szczupak
		Name:	Oleh Szczupak
		Title:	Authorized Signer

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.,

By: Ares Centre Street GP, Inc., as general partner

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[Signature Page to Amendment No. 4 to Second Lien Credit Agreement]

ARES COMMERCIAL FINANCE,

By: Ares Commercial Finance GP LP, its general partner
By: ACF GP LLC, its general partner

By:	/s/ Oleh Szczupak
	Name:	Oleh Szczupak
	Title:	Authorized Signer

[Signature Page to Amendment No. 4 to Second Lien Credit Agreement]